Exhibit 10.21

BIRD RIDES, INC.

Yibo Ling

September 28, 2018

Dear Yibo,

Bird Rides, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Vice President, Business and Corporate Development and you will report to the Company’s CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Cash Compensation. You will be paid a starting salary at the rate of $300,000 per year, payable on the Company’s regular payroll dates. This position is considered exempt for purposes of applicable wage and hour laws, which means that you are not eligible for overtime pay under state and federal laws.

3. Option Grant. Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted a stock option to purchase 1,085,500 shares of the Company’s Common Stock (the “Option”), which, for technical purposes, shall be issued as two separate options, one as an incentive stock option (to the maximum extent permitted under applicable law) and the second as a non-statutory stock option. The Option will be subject to the terms and conditions applicable to stock options granted under the Company’s 2017 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement, which you will be required to sign. You will vest 1/48th of the total Option shares on each monthly anniversary of your service to the Company.

The exercise price per share of the Option will be equal to the per share fair market value of the Company’s Common Stock on the date the Option is granted by the Board, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting a right to purchase the Company’s Common Stock.

The Option shall be immediately exercisable, but any exercised Option shares shall be subject to a lapsing right of repurchase in favor of the Company at the original exercise price in the event and to the extent that such shares are not yet vested, and your services to the Company terminate before the shares become vested. If you immediately exercise all or a portion of the Option within 30 days following the commencement of your employment, the Company will offer you a partially recourse promissory loan for the total exercise price of the Option shares you purchase on the date of exercise, upon commercially reasonable terms and conditions as determined by the Company in its sole discretion and agreed to with you.

In the event you are subject to an Involuntary Termination (as defined on Exhibit B), then the number of shares subject to the Option that would have vested during the 3-month period following your Involuntary Termination shall become immediately vested prior to such Involuntary Termination. In addition, if you remain in continuous service with the Company through the consummation of a Change in Control (as defined in the Plan) or you are subject to an Involuntary Termination within the sixty-day period immediately prior to the consummation of a Change in Control, then, provided you sign a general release releasing all claims and potential claims against the Company in a form substantially similar to the language set forth on Exhibit A to this agreement, all of the then-unvested shares subject to the Option shall become immediately vested (or, if applicable, the Company right of repurchase shall immediately lapse) prior to the consummation of the Change of Control. The shares underlying the Option will be subject to standard restrictions on transfer without Board approval, as well as a right of first refusal in favor of the Company and a market standoff agreement as further described in the option plan and related documents.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement, which will be provided to you during your orientation.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. At-will employment also means that the Company may make decisions regarding other terms of employment at any time with or without advance notice or cause, including but not limited to demotion, discipline, promotion, transfer, compensation, and duties. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6. Severance. Notwithstanding the foregoing section, if you are subject to an Involuntary Termination, then, provided you sign a general release releasing all claims and potential claims against the Company in a form substantially similar to the language set forth on Exhibit A to this agreement, the Company shall pay you a one-time lump sum severance payment in amount equal to the sum of three (3) months of your then-current salary. The Company will also pay for the cost of three (3) months of the Company’s health insurance plans in which you were participating as of the date of your Involuntary Termination on behalf of you and your eligible dependents. The severance payment will be paid within 15 days after you execute the release, provided that if the period in which you are able to execute the release spans two calendar years, the severance payment shall be paid in the second calendar year.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, or any consulting or other business activity that competes or causes a conflict of interest with the Company and/or the performance of your duties therefor, without the written consent of the Company; provided that nothing in this letter shall prevent you from: (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of any non-corporate entity) of up to three non-competing for-profit business provided you provide the Company notice and the determination of whether the for-profit business is non-competing shall be at the Company’s sole but reasonable discretion; (ii) providing services to any religious or charitable organization; or (iii) serving as a trustee to any family trust or manage any of your personal or family investments and affairs; so long as such services and activities do not individually or in the aggregate materially interfere with your performance of your duties hereunder.

8. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

9. Employee Handbook. Additionally, your acceptance of this offer of employment means that you understand and agree to familiarize yourself with and adhere to the Company policies and procedures which you will find in the Company Handbook, which will be provided to you during your orientation.

10. Arbitration. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Mutual Agreement to Arbitrate, which will be provided to you during your orientation. Any disputes concerning your employment, the terms of your employment, the termination of your employment, your relationship with the Company, or the interpretation and application of this offer shall be resolved on an individual basis through binding arbitration in accordance with the Mutual Agreement to Arbitrate.

11. Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

12. Entire Agreement. This letter, and the agreements referenced herein, set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

13. Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date and return to me. This offer is contingent upon successful completion of a satisfactory background investigation prior to beginning work and, as required, by law, your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on the 28th of September, 2018.

We very much look forward to having you join us.

Very truly yours,

BIRD RIDES, INC.

By:	/s/ Taylor Rose
Taylor Rose
Head of People

ACCEPTED AND AGREED:

/s/ Yibo Ling
Yibo Ling

9/28/2018

Anticipated Start Date: October 5th, 2018

Exhibit A

In consideration for the severance benefits described above in paragraph [ ], you, your heirs, executors, administrators, and assigns, hereby release, waive, and forever discharge the Company, its health or welfare benefits plans, affiliates, predecessors, successors or assigns, and its respective officers, directors, trustees, employees, representatives and agents, from any and all claims or liabilities of whatever kind or nature, that you have ever had or which you now have, known or unknown, including, but not limited to, claims in tort or contract; claims for bonuses, severance pay, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment, or common laws, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., (ii) the Family and Medical Leave Act, 29 U.S.C. § 2611, et seq., or COBRA, (as applicable) [(iii) age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq.,] (iv) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq., (v) any claim under the Americans With Disabilities Act (ADA), 42 U.S.C. § 12101 et seq., (vi) any claims under the California Labor Code, California Fair Employment and Housing Act, or any similar state or local laws or ordinances, (vii) any other claims related to or arising out of your former employment relationship with the Company, or (viii) any claims for damages due to personal injury or for compensatory or punitive damages. You acknowledge that you know of no facts and have no reason to believe that your rights under the Family and Medical Leave have been violated. You represent and warrant that you have been permitted by the Company to take all leave that you have needed and that you have received all benefits to which you believe you are entitled. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to claims that may arise after the date you sign this letter agreement or to any claims for vested benefits under the Company’s employee benefit plans.)

In making this release, you expressly waive, relinquish and release any and all rights and benefits under Section 1542 of the California Civil Code, understanding and acknowledging the significance of such specific waiver. California Civil Code Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding anything to the contrary herein, you are not releasing: (i) any claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802; (ii) any claims for enforcement of this release; (iii) benefits accrued under the Company’s benefit plans; (iv) expenses to be reimbursed by the Company’s applicable reimbursement policy or program; (v) any rights that you may have under a Director & Officer insurance policy; (vi) indemnification rights that you may be entitled to receive under the Company’s or any affiliate’s organizational and/or governance documents; or (vii) any remaining rights you have under any stock option agreements or with respect to any shares of capital stock of the Company that you previously acquired (and are the beneficial owner of) or acquire in the future pursuant to your stock options or otherwise.

(as applicable)

By signing this agreement, you acknowledge that you have carefully read and fully understand it and are signing it voluntarily. You have the right to consult with an attorney of your choice at your own expense prior to executing it. Your signature also acknowledges that you were given a period of at least twenty-one (21) days after receiving it to consider its terms before signing it. In addition, you have seven (7) days after signing this letter agreement and release to revoke your acceptance by sending a written revocation to the Director, Talent of the Company. Accordingly, this letter agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If you do not revoke your signature during the seven-day period, it shall be deemed accepted. You further understand that the following is true and correct:

a.	you have had a reasonable time within which to consider this agreement before signing;

b.	you have carefully read and fully understand all of the provisions of this agreement;

c.	you voluntarily agree to all of the terms set forth in this agreement;

d.	you knowingly and voluntarily intend to be legally bound by the same;

e.	you have been advised, and hereby are advised in writing, to consider the terms of this agreement and consult with an attorney of your choice prior to executing this agreement;

f.

you further acknowledge that the consideration provided pursuant to this agreement exceeds any consideration that you would otherwise be entitled to receive and is not part of any group incentive plan. This agreement does not govern any rights or claims that might arise under the Age Discrimination in Employment Act after the date this agreement is signed by you;

g.

you are, through this agreement and for the consideration set forth herein, waiving and releasing all rights or claims against the Releasees including those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) (“ADEA”) and the California Fair Employment and Housing Act; and

h.

you further acknowledge and agree that the Company shall have no obligation to remit the severance payment or provide the extension on your health coverage until the expiration of the aforementioned revocation period.

Exhibit B

Definitions. The following terms shall have the meanings set forth below:

“Cause” shall mean, without limitation: (i) conduct constituting moral turpitude or your conviction of a felony or crime involving moral turpitude under the laws of the United States or any State if such felony or crime has the foreseeable risk of diminishing, the reputation or standing of the Company, or diminishing your ability to effectively act on the Company’s behalf, or to effectively work with, or act on behalf of others, or has adversely affected your job performance; (ii) your breach of any material provision of this agreement or your violation of any material applicable Company policy or procedure; (iii) serious misconduct in connection with the performance of your duties; or (iv) your gross negligence in the performance of your duties.

“Involuntary Termination” means either (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 6 months after one of the following conditions has come into existence without your consent:

(i)	A reduction in your base salary other than in connection with an across-the-board reduction affecting all similarly situated executives of the Company;

(ii)	A material diminution of your title, authority, duties or responsibilities; or

(iii)	A relocation of your principal workplace by more than 50 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).